UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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HEALTHSTREAM, INC.

(Name of Registrant as Specified In Its Charter)

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HEALTHSTREAM, INC.
209 10TH Avenue South, Suite 450
Nashville, Tennessee 37203
(615) 301-3100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 26, 2011

Dear Shareholder:
     On Thursday, May 26, 2011, HealthStream, Inc. will hold its 2011 Annual Meeting of shareholders at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m., Central Daylight Time.
     We welcome shareholders that owned our common stock at the close of business on April 7, 2011 to vote at this meeting. At the meeting, we will consider the following proposals:
1.	to elect three (3) persons nominated by the Board of Directors as Class II directors to hold office for a term of three (3) years or until their respective successors have been duly elected and qualified; to elect one (1) person nominated by the Board of Directors as a Class III director to hold office for a term of one (1) year or until his successor has been duly elected and qualified; and to elect one (1) person nominated by the Board of Directors as a Class I director to hold office for a term of two (2) years or until her successor has been duly elected and qualified;
2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and
3.	to transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.
     Our 2010 Annual Report to Shareholders is being mailed to shareholders with this proxy statement. The annual report is not part of the proxy solicitation materials. Cameras and recording devices are not permitted at the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. For more detailed directions on how to be able to attend the meeting and vote in person, please call (615) 301-3100.
     Whether or not you plan to attend the meeting, please complete, date, sign, and return as promptly as possible the enclosed proxy in the accompanying reply envelope, or vote by telephone or via the Internet. Shareholders who attend the meeting may revoke their proxies and vote in person even if you have previously signed and returned your proxy or voted by telephone or via the Internet.

By Order of the Board of Directors,

Nashville, Tennessee	Robert A. Frist, Jr.
April 28, 2011	Chief Executive Officer

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 26, 2011: The Company’ Proxy Statement, Proxy Card and 2010 Annual Report to Shareholders are available to registered shareholders at http://www.envisionreports.com/hstm and are available to beneficial shareholders at http://www.edocumentview.com/hstm.
What is the Purpose of the Annual Meeting?
At HealthStream’s Annual Meeting, shareholders will act upon the election of three (3) persons nominated by the Board of Directors (the “Board”) as Class II directors, one (1) person as a Class III director, and one (1) person as a Class I director, and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders.
What are the Board’s Recommendations?
Our Board recommends that you vote:
•	FOR the election of each of the nominees set forth in this proxy statement to serve as directors on our Board; and
•	FOR the ratification of the appointment of Ernst & Young LLP.
If you complete and properly sign the accompanying proxy card and return it but do not specify your vote, the proxy will be voted in accordance with the recommendations of the Board set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board, or, if no recommendation is given, in their own discretion.
Who May Attend the Annual Meeting?
Shareholders of record on April 7, 2011 may attend the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Cameras and recording devices are not permitted at the meeting.
Who is Entitled to Vote at the Annual Meeting?
The Board has fixed the close of business on Friday, April 7, 2011 as the record date. Shareholders of record of our common stock at the close of business on April 7, 2011 may vote at this meeting.
As of the record date, there were 21,931,535 shares of our voting common stock outstanding. These shares were held by approximately 4,968 holders. Every shareholder is entitled to one vote for each share of common stock the shareholder held of record on the record date.

Who is Soliciting My Vote?
This proxy solicitation is being made and paid for by HealthStream. In addition, we have retained ComputerShare, Georgeson Shareholder and Corporate Election Services to assist in the solicitation. We will pay these entities an aggregate of approximately $2,500 plus out-of-pocket expenses for their assistance. Our directors, officers and other employees not specially employed for this purpose may also solicit proxies by personal interview, mail, telephone or facsimile. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.
On What Matters May I Vote?
You may vote on the election of three (3) persons nominated by the Board as Class II directors to our Board, one (1) person as a Class III director to our Board, and one (1) person as a Class I director to our Board, and on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
How Do I Vote?
Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible by completing, signing, dating, and promptly returning the enclosed proxy card in the enclosed prepaid envelope provided or by voting by telephone or Internet as described below. If you complete and properly sign the accompanying proxy card and return it in the enclosed prepaid envelope, your shares will be voted as you direct. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. You have the right to revoke your proxy at any time before the meeting by:
•	notifying our Senior Vice President, General Counsel and Secretary, Kevin O’Hara, at 209 10th Avenue South, Suite 450, Nashville, TN 37203;
•	voting in person; or
•	duly submitting a proxy bearing a later date.
Can I Vote by Telephone or the Internet?
Yes, if you are a registered shareholder you may vote by telephone or the Internet by following the instructions included with your proxy card. The deadline for shareholders of record to submit voting instructions by telephone or the Internet is 11:59 p.m. Eastern Daylight Savings Time on Wednesday, May 25, 2011.
If your shares are held by your broker, often referred to as in “street name,” you may submit voting instructions by telephone or electronically through the Internet as instructed on your proxy card. The deadline for “street name” holders to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 25, 2011.

How Will Voting on Any Other Business be Conducted?
We do not know of any business to be considered at the 2011 Annual Meeting other than the election of three (3) Class II directors, one (1) Class III director, and one (1) Class I director to our Board, and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Robert A. Frist, Jr., our Chief Executive Officer, and Gerard M. Hayden, Jr., our Chief Financial Officer, or either of them, to vote on such matters at their discretion.
What is a “Quorum”?
A “quorum” is a majority of the outstanding shares. The shares may be present at the meeting or represented by proxy. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
What Vote is Required to Approve Each Item?
Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.
The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 must receive affirmative votes from a majority of the shares voting to be approved.
What if I Abstain from Voting?
If you attend the meeting or send in your signed proxy card but abstain from voting on the proposals, you will be counted for purposes of determining whether a quorum exists. So long as a quorum is present, not voting will have no effect on whether the proposals are approved.
How do I Vote My Shares if They are Held in the Name Of My Broker (Street Name)?
If your shares are held by your broker, often referred to as in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. The NASDAQ Global Market (“NASDAQ”) rules provide that brokers and nominees may not exercise their voting discretion on certain non-routine matters, including the election of directors, without receiving instructions from the beneficial owner of the shares. Therefore, if you do not issue instructions to your broker, your broker is not allowed to exercise his or her voting discretion on certain non-routine matters and will return a proxy card with no vote (the “non-vote”) on the non-routine matter. Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for determining the number of votes cast, as a broker non-vote is not considered “entitled to vote” on the election of directors. For the ratification of the independent registered public accounting firm, absent receiving instructions from you, your broker will vote your shares at his or her discretion on your behalf.

What is the Effect of a Broker Non-Vote?
So long as a quorum is present, a broker non-vote will have no effect on whether the proposals are approved.
Who Will Count the Votes?
A representative of our transfer agent, ComputerShare, Canton, Massachusetts, will count the votes and act as inspector of elections.
Where Can I Find the Voting Results?
We will announce the voting results at the Annual Meeting. We also will report the voting results on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days following the meeting.
When are Shareholder Proposals Due in Order to be Included in Our Proxy Statement for the 2012 Annual Meeting?
Any shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, prior to the close of business on December 29, 2011.
When are Other Shareholder Proposals Due?
Our Bylaws contain an advance notice provision that requires that a shareholder’s notice of a proposal to be brought before an annual meeting must be timely. In order to be timely, the notice must be addressed to our Secretary and delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders.
How Can I Obtain Additional Information About the Company?
We will provide an electronic version of our Annual Report on Form 10-K for the year ended December 31, 2010, excluding certain of its exhibits, on our website at www.healthstream.com, or we will provide a copy without charge to any shareholder who makes a written request to Investor Relations Department, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or an oral request by calling (615) 301-3237. The Company’s Annual Report on Form 10-K and various other filings also may be accessed on the Internet at www.healthstream.com or www.sec.gov. A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, excluding certain of its exhibits, is being mailed with this proxy statement.

Can I Communicate Directly with Members of the Company’s Board?
Yes, shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any Board committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee) or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to: outsidedirectors@healthstream.com. Our Compliance Officer, Kevin O’Hara, reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee.
Who Should I Contact if I Have Questions?
If you have any questions about the Annual Meeting or these proxy materials, please contact Kevin O’Hara, our Senior Vice President, General Counsel and Secretary, or Mollie Condra, our Associate Vice President of Communications, Research and Investor Relations, at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, (615) 301-3100. If you are a registered shareholder and have any questions about your ownership of our common stock, please contact our transfer agent, ComputerShare, at 250 Royall Street, Canton, Massachusetts 02021 and (800) 962-4284. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE
     You can access our corporate charter, Bylaws, Corporate Governance Principles, current committee charters, Code of Conduct, Code of Ethics for executive officers and directors and other corporate governance-related information on our website, www.healthstream.com (under the “Corporate Governance” section of the Investors page), or by addressing a written request to HealthStream, Inc., Attention: Secretary, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.
     We believe that effective corporate governance is important to our long-term viability and our ability to create value for our shareholders. With leadership from our Nominating and Corporate Governance Committee, our Board regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Corporate Governance Committee also administers an annual skills assessment process as well as an annual self and peer evaluation process for the Board. In addition, our directors are encouraged to attend director education programs.
Board Meetings and Committees
     Our business is managed under the direction of our Board. Our Board is responsible for establishing our corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. The Board delegates the conduct of the business to our senior management team. Directors have regular access to senior management. They may also seek independent, outside advice. The Board considers all major decisions to be made by the Company. The Board holds regular quarterly meetings, an annual strategic planning meeting, and meets on other occasions when required by special circumstances. The Board operates pursuant to our Corporate Governance Principles, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.
     The Board currently consists of ten members, a portion of which are standing for re-election and are identified, along with their biographical information, under “Proposal I — Election of Directors.” During 2010, our Board held nine meetings, the Audit Committee held nine meetings, the Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held six meetings. No director attended fewer than 75 percent of the 2010 meetings of the Board and its committees on which such director served, and as a group, the directors attended 99 percent of their Board and committee meetings. Our Chairman and Chief Executive Officer, Robert A. Frist, Jr., as well as Linda Rebrovick, Dale Polley, and Michael Shmerling attended last year’s annual shareholder meeting. Our Board has adopted a policy strongly encouraging all of our directors to attend the annual meeting of shareholders.
     Each of our directors also devotes his or her time and attention to the Board’s principal standing committees. The Board has established three standing committees so that certain areas can be addressed in more depth than may be possible at a full Board meeting. Ad hoc task forces are also formed to consider acquisitions or other strategic issues. Each standing committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The committees, their primary functions and memberships are as follows:
     Audit Committee. The Audit Committee’s primary duties and responsibilities are oversight of the integrity of HealthStream’s financial reporting process; oversight of our system of internal controls regarding finance, accounting and legal compliance; oversight of the process utilized by management for identifying, evaluating and mitigating various risks inherent in the Company’s business; selecting and evaluating the qualification, independence and performance of our independent registered public accounting firm; monitoring compliance with the Company’s Code of Ethics for executive officers and directors and Code of Conduct; monitoring the reporting hotline; and providing an avenue of communication among the independent registered public accounting firm, management and the Board.

     The Audit Committee operates pursuant to the terms of a Restated Audit Committee Charter, a copy of which is attached to this proxy statement as Appendix A and may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. During 2010, the members of the Audit Committee were Dale Polley (chair), Michael Shmerling, and Jeffrey L. McLaren, each of whom is independent within the meaning of the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act. See “Audit Committee Report for 2010.”
     Compensation Committee. The Compensation Committee has responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of our executive officers; evaluating the performance of the Chief Executive Officer; establishing and reviewing Board compensation; reviewing and advising management regarding benefits and other terms and conditions of compensation of management; reviewing the Compensation Discussion and Analysis section of this proxy statement; issuing the Compensation Committee report included in this proxy statement; and administering the Company’s 2000 Stock Incentive Plan (the “2000 Plan”) and the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) and any other incentive plans. The Compensation Committee operates pursuant to the terms of a Compensation Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. Members of the Compensation Committee during 2010 included Thompson S. Dent (chair), Frank Gordon, Michael Shmerling, and C. Martin Harris, M.D., each of whom is independent within the meaning of the listing standards of NASDAQ. See “Compensation Committee Report for 2010.” Effective October 25, 2010, Mr. Gordon became chairperson of the Compensation Committee and Dr. Harris replaced Mr. Shmerling as a member of the Compensation Committee.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee provides assistance to the Board in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board, reviews and recommends corporate governance policies for the Company and annually evaluates the skills and performance of the Board. The Nominating and Corporate Governance Committee operates pursuant to the terms of a Nominating and Corporate Governance Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. Members of the Nominating and Corporate Governance Committee during 2010 included Linda Rebrovick (chair), James F. Daniell, Frank Gordon, William W. Stead, and Deborah Taylor Tate, each of whom is independent within the meaning of the listing standards of NASDAQ. Mr. Daniell resigned from the Board and his Committee responsibilities effective May 27, 2010. Mr. Gordon joined the Committee after Mr. Daniell’s departure. Effective October 25, 2010, Ms. Tate replaced Mr. Gordon as a member of the Nominating and Corporate Governance Committee.
     Our Chairman and Chief Executive Officer proposes the agenda for the Board meetings and presents the agenda to the Nominating and Corporate Governance Committee, which reviews the agenda with our Chairman and may raise other matters to be included in the agenda or at the meetings. All directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of and questions regarding these presentations.

Executive Sessions
     The independent directors meet in executive session (i.e. with no members of management present) periodically, in at least two regularly scheduled meetings each year. The Chair of the Nominating and Corporate Governance Committee has been designated by the independent directors to preside at these meetings.
Independent Directors
     The Board has determined that Thompson S. Dent, Frank Gordon, C. Martin Harris, M.D., Jeffrey L. McLaren, Dale Polley, Linda Rebrovick, Michael Shmerling, William W. Stead, and Deborah Taylor Tate do not have any relationship that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director and none of such directors has any relationship with the Company which would cause him or her to fail to meet the definition of “independent” under the listing standards of NASDAQ. All members of the standing committees of the Board are considered independent consistent with these rules.
Independence, Financial Literacy and Designation of Financial Experts
     The Audit Committee of the Board has determined that all members of the Audit Committee are financially literate under the current listing standards of NASDAQ and are “independent” within the meaning of the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act. The Board also determined that Dale Polley and Michael Shmerling each qualify as an “Audit Committee Financial Expert” as defined by the regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.
Skills Assessment and Board Evaluation Process
     The Nominating and Corporate Governance Committee is responsible for assessing the Board’s skills, evaluating director performance and providing feedback to directors for performance improvement. Further, the Nominating and Corporate Governance Committee annually assesses the skills required of the Board to support appropriate governance and corporate oversight. In connection with these responsibilities, the Nominating and Corporate Governance Committee annually conducts a board skills assessment as well as self and peer evaluations for the full Board. The Board evaluation process includes self and peer reviews, suggestions for individual improvement, and year to year comparison and trend analysis for both individual directors and the Board on a composite basis. The Board annually reviews the results to improve effectiveness of the Board as a whole. The skills assessment and Board evaluation processes are used to determine skill requirements for new director nominations, assess committee assignments, review the qualifications of incumbent directors to determine whether to recommend them to the Board as nominees for re-election and to support improvement of the effectiveness of the Board.
Leadership Structure
     The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s shareholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.

Risk Oversight
     The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implement appropriate and responsive risk management strategies consistent with Company’s risk profile, and (4) integrate risk management into Company decision-making. The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.
     In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs.
Nominating Committee Process and Board Diversity
     The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as members of the company’s Board as well as reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board as nominees for re-election. In identifying candidates for membership on the Board, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), and local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, time availability, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a present need on the Board. With respect to new candidates for Board service, a full evaluation generally also includes a detailed background check.
     The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business.
     The Nominating and Corporate Governance Committee will consider nominees for the Board recommended by shareholders. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholder recommendations for nominees must include certain biographical and other information, which may be found in the Company’s Amended and Restated Bylaws, and the proposed nominee’s written consent to nomination. The recommendations must be delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders (by December 29, 2011 for the 2012 Annual Meeting).

Limitations on Other Board Service
     Our Code of Conduct and Governance Principles provide that a director may not serve on more than two other public company boards without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. Service on boards and/or committees of other organizations must also be consistent with our conflict of interest policy, as set forth in our Code of Conduct and Code of Ethics for executive officers and directors, which, among other things, require a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.
Communication with the Board
     Shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee) or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to outsidedirectors@healthstream.com. Our Compliance Officer, Kevin O’Hara, reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee.
Certain Relationships and Related Transactions
     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, five percent shareholders or their family members which may require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”).
     Pursuant to its written charter, the Audit Committee reviews and approves all related party transactions involving our directors, executive officers, immediate family members, or other entities which employ any of the foregoing persons (“Related Party”). In connection with this review and approval, the Committee reviews the relevant information and facts available to it regarding any transactions being considered or reviewed and takes into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits and risks to the Company of the transaction.
Compensation Committee Interlocks and Insider Participation
     The members of the Compensation Committee are responsible for determining executive compensation and stock option grants to executive officers. Members of the Compensation Committee during 2010 included Thompson S. Dent, Frank Gordon, Michael Shmerling, and C. Martin Harris, M.D. each of whom is independent within the meaning of the listing standards of NASDAQ. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executive serves on the Board or the Compensation Committee that require disclosure under applicable SEC regulations.

Code of Conduct
     The Company has established a Code of Conduct that applies to all directors and employees of HealthStream, Inc. The purpose of the Code of Conduct is, among other things, to provide written standards for our directors and employees that are reasonably designed to support high standards of business and personal ethics in the discharge of their duties. A copy of the Code of Conduct may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.
Code of Ethics for Executive Officers and Directors
     The Company has established a Code of Ethics that applies to all executive officers and directors of HealthStream, Inc., including our principal executive officer, principal financial officer, and principal accounting officer. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Code of Ethics, as well as any amendments to or waivers from the Code of Ethics, may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.
Mandatory Holding Periods
     Stock option grants to members of the Board in 2010 vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date, and are not subject to a mandatory holding period after exercise.
Succession Planning
     Annually, during an executive session of our directors, our Board reviews the Company’s succession plan. In preparation for this session, the Nominating and Corporate Governance Committee reviews the Company’s succession plan with our Chairman and Chief Executive Officer.
Director Orientation
     Upon nomination by the Board of a new director, management and the Nominating and Corporate Governance Committee conduct an orientation session with the new director. During this session, the director is provided with an overview of the Company’s operations, its organizational structure, its products and services, management’s risk assessment, corporate governance documents and guidelines, compliance and reporting requirements, as well as our annual Board calendar. Orientation is further customized to address anticipated committee assignments or specific requests of our directors.
Strategic Planning
     The Board and executive team meet annually to review the Company’s strategic plan. During this session, discussions include a high level review of the Company’s mission and vision as well as the Company’s strategic plan for the next three to five years.

AUDIT COMMITTEE REPORT FOR 2010
     The Audit Committee of the Board is comprised of three directors who are independent directors as defined under NASDAQ Rule 5605(a)(2). The members of the Audit Committee are considered independent because they satisfy the independence requirements for directors prescribed by the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act. During 2010, the members of the Audit Committee were Dale Polley, Michael Shmerling, and Jeffrey L. McLaren. Mr. Polley is the Chairman of the Committee.
     In accordance with its written charter, the Audit Committee is charged with oversight of the integrity of HealthStream’s financial reporting process; our system of internal controls regarding finance, accounting and legal compliance; the qualification, independence and performance of our independent registered public accounting firm; and the process utilized by management for identifying, evaluating and mitigating risks inherent in the business. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Among other things, the Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the independent registered public accounting firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
     The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including matters in the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.
     The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their understanding of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
     In addition to reviewing, evaluating and ensuring the rotation of the lead partner of the independent registered public accounting firm, the Audit Committee obtains and reviews a report from the independent registered public accounting firm regarding (a) the independent registered public accounting firm’s internal quality control procedures, (b) any material issues raised by the most recent quality control review, or peer review of the independent registered public accounting firm, or any material inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm and (c) any steps taken to deal with such issues.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.
     The Audit Committee is governed by a restated charter. The Audit Committee held nine meetings during fiscal year 2010.
Dale Polley, Audit Committee Chairman
Jeffrey L. McLaren, Audit Committee Member
Michael Shmerling, Audit Committee Member
The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
ITEM ONE — ELECTION OF DIRECTORS
     The Board is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. Directors who were elected by the Board to fill a vacancy in a class whose term expires in a later year are elected for a term equal to the remaining term for their respective class. The Fourth Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The current Board is comprised of ten members. Three members of the Board will be elected as Class II directors, one member will be elected as a Class III director, and one member will be elected as a Class I director at the Annual Meeting.
     The Board has nominated and recommends to the shareholders, Jeffrey L. McLaren, Linda Rebrovick, and Michael Shmerling, for election as Class II directors to serve until the annual meeting of shareholders in 2014 and until such time as their respective successors are duly elected and qualified. The Board has nominated and recommends to the shareholders, C. Martin Harris, M.D., for election as a Class III director to serve until the annual meeting of shareholders in 2012 and until such time as his successor is duly elected and qualified. The Board has nominated and recommends to the shareholders, Deborah Taylor Tate, for election as a Class I director to serve until the annual meeting of shareholders in 2013 and until such time as her successor is duly elected and qualified. Mr. McLaren, Ms. Rebrovick and Mr. Shmerling are currently Class II directors of the Company having been previously elected by the shareholders. Dr. Harris is currently a Class III director having been previously designated by the Board of Directors to fill a vacant board seat. Ms. Tate is currently a Class I director of the Company having been previously designated by the Board of Directors to fill a vacant board seat.
     If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to continuing directors who are not nominees for election at the Annual Meeting is set forth on the following pages.

The directors shall be elected by a plurality of the votes cast in the election by the holders of the common stock represented and entitled to vote at the Annual Meeting.

Name	Age	Principal Occupation/Directorships/Qualifications	Director Since
Director Nominees:
Class II Directors (Terms Expire 2014)
Jeffrey L. McLaren	44	Mr. McLaren is the chief executive officer of Medaxion, LLC, a provider of peri-operative information services, and the chief executive officer of Southern Genesis, LLC, a management consulting company. From 2003 to 2007, he served as chief executive officer of Safer Sleep LLC, a provider of anesthesia information systems. Mr. McLaren, one of our co-founders, served as our president from 1990 to 2000 and as our chief product officer from 1999 to 2000. Mr. McLaren graduated from Trinity University with a Bachelor of Arts in both business and philosophy.	1990

		The Company believes that Mr. McLaren’s extensive healthcare business expertise, along with his intimate knowledge of the Company’s operations, give him the qualifications and skills to serve as a director.

Linda Rebrovick	55	Ms. Rebrovick is chief executive officer of Consensus Point, a prediction market software and services company. She previously served as a principal and officer at NMG Advisers, Inc., a management consulting company from August 2007 to December 2008. From May 2005 to August 2007, she served as vice president of healthcare sales for Dell Inc., a global systems and services company. From June 2001 to August 2005, Ms. Rebrovick served on the board of directors and audit committee of Pinnacle Financial Partners, Inc., a financial institution. Ms. Rebrovick received a Bachelor of Science in marketing from Auburn University.	2001

		The Company believes that Ms. Rebrovick’s public and private company board and executive experience, financial and business expertise, and her background as an officer and leader of global healthcare and management technology consulting companies, give her the qualifications and skills to serve as a director.

Name	Age	Principal Occupation/Directorships/Qualifications	Director Since
Director Nominees:
Class II Director (Term Expires 2014)
Michael Shmerling	55	Mr. Shmerling is Chairman of the Choice Food Group, a manufacturer and distributor of food products throughout the United States. Mr. Shmerling has also served as a senior advisor to Kroll’s Background Screening Group, a Marsh & McLennan Company since August 2005. Mr. Shmerling serves on the board of directors of Renasant Bank, a financial institution, as well as several non-profit organizations. Mr. Shmerling received a Bachelor of Accountancy from the University of Oklahoma.	2005

		The Company believes that Mr. Shmerling’s financial and business expertise, including a diversified background of managing and directing a variety of public and private companies, give him the qualifications and skills to serve as a director.

Class III Director (Term Expires 2012)
C. Martin Harris, M.D.	54	Dr. Harris is the Chief Information Officer and Chairman of the Information Technology Division of Cleveland Clinic Foundation in Cleveland, Ohio and also serves as a staff physician for Cleveland Clinic Hospital. Since 2000, Dr. Harris has been the Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the Internet. Dr. Harris is currently the Chairman of the Healthcare Information and Management Systems Society (HIMSS), a well-known, highly regarded not-for-profit organization focused on providing global leadership in the optimal use of information technology and management systems for the betterment of healthcare. Dr. Harris received his undergraduate and medical degrees from the University of Pennsylvania. He also holds a Master’s degree in Business Administration in Healthcare Management from The Wharton School of the University of Pennsylvania. Dr. Harris is a Director for Invacare Corporation (NYSE: IVC), a global leader of home and long-term care medical products, and previously served as a Director for Sentillion, Inc., a company specializing in software for the healthcare industry—recently acquired by Microsoft Corporation.	2010

		The Company believes that Dr. Harris’ healthcare and business expertise, including his leadership on healthcare information technology, give him the qualifications and skills to serve as a director.

Name	Age	Principal Occupation/Directorships/Qualifications	Director Since
Director Nominee:
Class I Director (Term Expires 2013)
Deborah Taylor Tate	54	Ms. Tate was nominated to the Federal Communications Commission (FCC) by President George W. Bush and unanimously confirmed by the U.S. Senate in 2005. She served as Commissioner of the FCC from 2006 to 2009, serving as Chair of two Federal Joint Boards regarding advanced telecommunications services. At the time of her presidential appointment, Ms. Tate was serving as the Chairman and Director of the Tennessee Regulatory Authority. Her previous state positions also include serving as Executive Director of the Health Facilities Commission and as senior staff for then-Governor, Senator Lamar Alexander. In addition, she was Director of the State and Local Policy Center at Vanderbilt University Institute for Public Policy Studies. She served as Chairman of the board of directors for Centerstone, Inc., the largest not-for-profit community mental health provider in the U.S., and presently serves on the national board of directors for the Centerstone Research Institute. Ms. Tate received both her undergraduate degree and Juris Doctorate (J.D.) from the University of Tennessee and also attended Vanderbilt University Law School. A licensed attorney and Rule 31 mediator, she presently serves as Distinguished Adjunct Senior Fellow at the Free State Foundation, Assistant Professor at Vanderbilt School of Nursing, and Executive-in-Residence at Lipscomb University.	2010

		The Company believes that Ms. Tate’s extensive background in various leadership and policymaking roles gives her the qualifications and skills to serve as a director.

Name	Age	Principal Occupation/Directorships/Qualifications	Director Since
Continuing Directors:
Class III Directors (Terms Expire 2012)
Robert A. Frist, Jr.	44	Robert A. Frist, Jr., one of our co-founders, has served as our chief executive officer and chairman of the board of directors since 1990. Mr. Frist graduated with a Bachelor of Science in business with concentrations in finance, economics and marketing from Trinity University.	1990

		The Company believes that Mr. Frist’s experience managing the day-to-day operations of the Company’s business, along with his active involvement with the Company since its inception and a comprehensive understanding of the Company’s mission, give him the qualifications and skills to serve as a director.

Frank Gordon	48	Mr. Gordon has served as managing partner of Crofton Capital LLP, a private equity fund since January 2004. Mr. Gordon serves on the board of directors of Sy.Med Development, Inc. a healthcare provider credentialing application and data management company. Mr. Gordon earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.	2002

		The Company believes that Mr. Gordon’s extensive healthcare business experience, with both start-up and well established companies, give him the qualifications and skills to serve as a director.

Name	Age	Principal Occupation/Directorships/Qualifications	Director Since
Continuing Director:
Class I Director (Terms Expire 2013)
Thompson S. Dent	61	Mr. Dent is a principal in London based PLATINUM ATLANTIC LLC which develops and manages healthcare businesses. At present they are launching, in the UK, Cognitive Health Ltd., which intends to become the leader in the diagnosis and care management of individuals with symptoms of memory loss and cognitive impairment. Mr. Dent served as president and chief executive officer of MedTel International Corporation, an international diagnostic imaging company based in Nashville, TN, from June 2004 to January 2009. Mr. Dent is a co-founder of PhyCor, Inc., a physician practice and IPA management company. Mr. Dent served as chairman of the board and chief executive officer of PhyCor from June 2000 to February 2002 at which time he transitioned out of the company and continued as its chairman until August 2002. Mr. Dent holds a Masters in Healthcare Administration from The George Washington University and a Bachelors degree in Business from Mississippi State University. On January 31, 2002, PhyCor and certain of its subsidiaries filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. The Chapter 11 reorganization plan, captioned In re PhyCor, Inc., et. al., Case No. 02-40278 (PcB) in the U.S. Bankruptcy Court for the Southern District of New York, was confirmed on July 31, 2002.	1995

		The Company believes that Mr. Dent’s more than thirty-five years of healthcare services industry expertise, including service on numerous public and private healthcare company boards and committees, give him the qualifications and skills to serve as a director.

Name	Age	Principal Occupation/Directorships/Qualifications	Director Since
Continuing Directors:
Class I Directors (Terms Expire 2013)
Dale Polley	61	Mr. Polley retired as a vice chairman and member of the board of directors of First American Corporation and First American National Bank in 2000. In the nine years preceding these positions, Mr. Polley served in various executive management positions at First American, which included serving as its president from 1997 to 1999. Mr. Polley serves on the board of directors of O’Charley’s Inc., a restaurant company, and Pinnacle Financial Partners, Inc., a financial institution, both public companies headquartered in Nashville, Tennessee, as well as several non-profit organizations. Mr. Polley served as a director for the Federal Reserve Bank of Atlanta, Nashville branch, from 1995 to 2001. Mr. Polley earned a Bachelor of Business Administration in accounting from Memphis State University.	2006

		The Company believes that Mr. Polley’s financial and business expertise, as well as a diversified background of service as a director on the boards of several other public companies, give him the qualifications and skills to serve as a director.

William W. Stead, M.D.	62	Dr. Stead has served as associate vice chancellor for health affairs and chief information officer of Vanderbilt University since 1991, and he is currently Chief Strategy and Information Officer at the University’s Medical Center. He is a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the Institute of Medicine of the National Academies. He served as a presidential appointee to the Systemic Interoperability Commission. He is past Chairman, Board of Regents, National Library of Medicine, and Past President of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in chemistry and an M.D. from Duke University.	1998

		The Company believes that Dr. Stead’s service as Chief Strategy and Information Officer for Vanderbilt University Medical Center, plus memberships in organizations devoted to the study of medical information, give him the qualifications and skills to serve as a director.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

ITEM TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2010 and 2009 are described below under “Audit and Non-Audit Fees.”
     Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
     Ratification of the appointment of Ernst & Young LLP requires the affirmative vote from a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.
     THE AUDIT COMMITTEE OF THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.
Audit and Non-Audit Fees
     Audit Fees. Fees for audit services totaled $233,400 and $281,670 in 2010 and 2009, respectively, including fees associated with the audit of our annual financial statements and the reviews of our quarterly reports on Form 10-Q. In addition, the audit fees also include amounts related to consent procedures for the Form S-8 filing of the 2010 Stock Incentive Plan.
     Audit-Related Fees. There were no fees paid for audit-related services during 2010 or 2009.
     Tax Fees. There were no fees paid for tax services during 2010 or 2009.
     All Other Fees. There were no other fees paid during 2010 or 2009 that were not included in the captions above.
Pre-Approval of Audit and Non-Audit Fees
     The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2010 and 2009, the Audit Committee approved all audit and non-audit fees disclosed above. The Audit Committee’s pre-approval policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
     Overview of Compensation Process. The Compensation Committee of the Company’s Board (the “Committee”) is comprised solely of non-employee, outside, independent directors. Members of the Compensation Committee during 2010 included Thompson S. Dent, Frank Gordon, C. Martin Harris, M.D. and Michael Shmerling, each of whom is independent within the meaning of the listing standards of NASDAQ. Mr. Shmerling served on the Compensation Committee prior to October 25, 2010. On October 25, 2010, he was replaced by Dr. Harris. Dr. Harris was not involved in any compensation decisions for 2010. Mr. Shmerling was not involved in any compensation decisions for 2011. Mr. Dent served as the Committee’s chair prior to October 25, 2010. On October 25, 2010, Mr. Dent was replaced as the Committee’s chair by Mr. Gordon.
     The Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our Chief Executive Officer and administering the Company’s equity-based and incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee which is reviewed at least annually by the Committee. The Compensation Committee Charter may be accessed on our website in the “Corporate Governance” section of our Investors page at www.healthstream.com.
     The Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests. The Committee also annually reviews the executive officers’ expense reimbursements with the Company’s Controller.
     The Committee also solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each member of the executive team, given his insight into internal pay equity and positioning issues, as well as executive performance. At a committee meeting typically held during the first quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each member of the executive team, including his recommendations on any compensation adjustments for members of the executive team. Following the Chief Executive Officer’s presentation and Committee discussion, the Committee discusses and approves any compensation adjustments for each member of the executive team, based on competitive considerations, the Chief Executive Officer’s assessment of individual performance, the Company’s overall performance and the executive’s current compensation package.
     The process is similar for determining the compensation adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then meets to discuss and approve any compensation adjustment, based on its assessment of the Chief Executive Officer’s performance, the Company’s performance and the Chief Executive Officer’s current compensation package. The Committee also solicits comments from the other independent directors on the Chief Executive Officer’s performance. Historically, Mr. Frist has elected to receive annual cash compensation at levels below the average base compensation levels of chief executive officers at comparable companies and below those recommended by the Committee.
     Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership that will execute the Company’s business strategy, uphold the Company’s mission, vision and values and deliver results and long-term value to the Company’s shareholders. Accordingly, the Committee seeks to develop and maintain a compensation structure that will attract, retain and motivate highly qualified and high-performing executives through compensation that is fair, balanced, aligned with shareholder interests, and linked to overall financial performance.

     It is the Committee’s goal to have a portion of each executive’s compensation contingent upon the Company’s financial performance, provided a reasonable return is achieved consistent with growth in earnings or similar financial metrics, as well as providing equity-based compensation that encourages sustained long-term performance. The Committee’s compensation philosophy for the executive team emphasizes an overall analysis of the executive’s performance for the year, projected role and responsibilities, required impact on execution of the Company’s strategy, external pay practices, total cash and equity compensation and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive within the Company’s market; (ii) annual cash bonuses based on the overall financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interest between executive officers and our shareholders.
     The specific analysis regarding the components of total executive compensation for 2010 are described below. The primary components of the 2010 program were cash compensation, consisting of a base salary and bonuses, and equity incentives, consisting of stock options.
     Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Each year the Committee reviews and approves a revised annual salary plan for executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by similar companies for comparable positions, and the Company’s recent financial performance. Taking these factors into account, the Committee approved base salaries for Named Executive Officers in the following amounts:

	2010 Base	2009 Base	Percentage
Name and Title	Salary(1)	Salary(1)	Increase
Robert A Frist, Jr., President and Chief Executive Officer	$230,000	$210,000	9.5%
Arthur E. Newman, Executive Vice President	217,500	210,000	3.6%
J. Edward Pearson, Senior Vice President	222,500	215,000	3.5%
Gerard M. Hayden, Jr., Senior Vice President, Chief Financial Officer	212,500	205,000	3.7%
Michael Sousa, Senior Vice President	185,000	165,000	12.1%

(1)	Effective May 1 of each year.
     Mr. Frist’s base salary increase for 2010 was higher than the other executive officers, except for Mr. Sousa, and was based on the Committee’s desire to begin to increase Mr. Frist’s annual cash compensation so that it is closer to the average base compensation levels of chief executive officers at comparable companies. Mr. Sousa’s base salary increase for 2010 was the result of a promotion to Senior Vice President and the resulting assumptions of additional responsibilities and management oversight.
     Cash Bonuses. In addition to base salary, our cash bonus plan compensation provides our executive officers with the potential for enhanced cash compensation based on the overall financial performance of the Company. This is known as our Incremental Operating Income Incentive Plan. For the 2010 Incremental Operating Income Incentive Plan, the Committee established performance objectives that would reward the Company’s named executive officers and certain other vice presidents of the Company for significant growth in operating income over 2009. The Committee chose operating income as a measure because it believed that there is a strong relationship between growth in operating income and growth in shareholder value. The plan was structured to provide bonus payouts (as a percentage of base salary) for achieving certain operating income goals for 2010. The bonus plan for named executive officers was structured to pay approximately three percent of base salary for achieving the minimum threshold level of operating income of $6.5 million with incremental payouts for operating income in excess of the minimum threshold, and a maximum payout of 35 percent of base salary for achieving net income of approximately $7.8 million. The bonus payment scale was established to reward both shareholders and the executive officers by funding the bonus pool with a portion of the incremental operating income above the Company’s budgeted operating income. The Plan provided for a reduced maximum payout of 10 percent of base salary for Mr. Sousa since he receives sales commissions as a form of compensation. The Company achieved operating income for 2010 above the maximum threshold and paid cash bonuses at the maximum level under the 2010 Incremental Operating Income Incentive Plan during February 2011.
     Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation should strengthen and align the interests of our executive officers with our shareholders. The Committee believes that the strategy of time-based vesting is in the best interest of shareholders as executive officers only receive the maximum benefits from the stock-based awards if they continue their employment with the Company through the vesting period.
     Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2010 were consistent with the objectives and approaches discussed above, and consistent with the Company’s retention, performance, and shareholder alignment objectives. The Committee typically approves these awards at its first quarter committee meeting. Awards are granted on the date of the committee meeting. The Committee may also approve additional equity incentive awards in certain special circumstances, such as promotion of an executive officer to a new position, new executive team members, or in recognition of special contributions or achievements by an executive officer. During 2010, the following stock options for the purchase of the Company’s common stock were granted to our Named Executive Officers pursuant to the 2000 Plan:

	Shares Subject to
	Time-Based Vesting	Exercise	Aggregate Grant Date
Name and Title	Option Grant	Price(1)	Fair Value
Robert A Frist, Jr., President and Chief Executive Officer	—	$—	$—
Arthur E. Newman, Executive Vice President	20,000	3.58	35,400
J. Edward Pearson, Senior Vice President	20,000	3.58	35,400
Gerard M. Hayden, Jr. Senior Vice President, Chief Financial Officer	20,000	3.58	35,400
Michael Sousa, Senior Vice President	50,000	3.58	88,500

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.
     The stock options are subject to the terms of the 2000 Plan and the individual grant award agreements. The options vest annually, in four increments as of the first, second, third and fourth anniversaries of the grant date, subject to acceleration as contemplated in the 2000 Plan. Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on NASDAQ on the date of the grant. The aggregate grant date fair value of each option award is computed in accordance with FASB guidance for stock based compensation.
     The number of stock options awarded to the executive officers was determined based on the Committee’s assessment of the Company’s performance, the performance of the executive officers and an analysis of prior option grants and the number and percentage of currently outstanding stock options. Mr. Sousa received a substantially higher option award in association with his promotion to Senior Vice President.

     Chief Executive Officer Compensation. In establishing the compensation of Robert A. Frist, Jr., the Company’s Chief Executive Officer, the Compensation Committee utilized the same compensation policies described above applicable to executive officers in general; however, Mr. Frist has elected to receive annual cash compensation at levels below the average base compensation levels of chief executive officers at comparable companies. Effective in May 2011, Mr. Frist’s annual base salary will be increased from $230,000 to $245,000. The Committee determined Mr. Frist’s base salary increase based on the performance of the Company, Mr. Frist’s performance, and a comparison to other executive officers at the Company and at similar companies.
     Perquisites and Other Benefits. Our executive officers are also eligible for benefits generally available to and on the same terms as the Company’s employees including health insurance, disability insurance, dental insurance, and life insurance. While the Company maintains a 401(k) Plan, the Company has not provided any matching contributions under such plan.
     Employment Agreement, Severance and Change In Control Agreements. We maintain an employment agreement with Robert A. Frist, Jr., our chief executive officer, the term of which is automatically extended for successive one year periods unless on or before a date that is 90 days prior to the expiration of the then current employment term either the Company or Mr. Frist shall have given written notice to the other of its or his intention not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the extended employment term. Mr. Frist is also entitled to participate in any bonus program or stock option plan that is generally available to our officers or senior management. Under his employment agreement, Mr. Frist has agreed not to compete with the Company and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions. Mr. Frist is entitled to severance benefits if we terminate him without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment or if he resigns upon the occurrence of a material breach of the employment agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent recommended salary by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares and other benefits will fully vest immediately.
     Vesting of Stock Options upon Change of Control. Under the 2000 Plan and the 2010 Plan, any outstanding stock options become fully exercisable and immediately vested upon a change of control, as defined in the 2000 Plan and the 2010 Plan, respectively.
     Compensation Decisions for 2011. In February 2011, the Committee reviewed the performance and compensation of the executive team, and discussed the grant of equity-based awards to executive officers. For 2011, the Committee established performance objectives that would reward senior management for significant growth in operating income. The Committee chose operating income as a measure because it believed that there is a strong relationship between growth in operating income and growth in shareholder value. The Committee provided management with its philosophy with regard to the 2011 Incremental Operating Income Incentive Plan, reflecting tiered bonuses as a percentage of base salary ranging from a minimum payout of one percent of base salary for exceeding the Company’s budgeted operating income for 2011, with incremental payouts for operating income performance above the minimum level, and a maximum payout of 35 percent of base salary for operating income performance significantly higher than the minimum payout level. The Committee also approved the grant of stock options to management during the February 2011 meeting.

     The table below summarizes the 2011 base salary levels and 2011 equity incentive grants for the Named Executive Officers.

		Shares Subject to
	2011 Base	Time-Based Vesting	Exercise
Name and Title	Salary (1)	Option Grant	Price(2)
Robert A Frist, Jr., President and Chief Executive Officer	$245,000	—	$—
Arthur E. Newman, Executive Vice President	225,000	25,000	7.66
J. Edward Pearson, Senior Vice President	232,500	25,000	7.66
Gerard M. Hayden, Jr., Senior Vice President and Chief Financial Officer	221,000	25,000	7.66
Michael Sousa, Senior Vice President	185,000	18,750	7.66

(1)	Effective May 1, 2011

(2)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.
     The increase in the number of stock options awarded to Messrs. Newman, Pearson, and Hayden was determined based on the Committee’s assessment of the Company’s performance, the performance of the executive officers and an analysis of prior option grants and the number and percentage of currently outstanding stock options. Mr. Sousa received a lower option award due to his ability to earn additional cash compensation through sales commissions.
     Tax Deductibility of Compensation. Section 162(m) of the Code generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s CEO and any of the other four most highly compensated executive officers. The $1.0 million limitation applies to all types of compensation, including amounts realized upon the exercise of stock options, unless the awards and plan under which the awards are made qualify as “performance based” under the terms of the Code and related regulations. Based on applicable tax regulations, any taxable compensation derived from the Company’s cash bonus plan and from the exercise of stock options granted pursuant to the 2000 Plan or 2010 Plan should qualify as “performance based” compensation for purposes of Section 162(m). None of the Company’s executive officers received compensation that exceeded the applicable deductibility limits in 2010.
Compensation Committee Report for 2010
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.
Submitted by the Compensation Committee of the Board:
Frank Gordon, Compensation Committee Chairman
Thompson S. Dent, Compensation Committee Member
     Mr. Shmerling served on the Committee prior to October 25, 2010 and was involved in the Compensation decisions for 2010. Dr. Harris joined the Committee on October 25, 2010, but was not involved in the compensation decisions for 2010.
The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table
     The following table sets forth information for fiscal year 2010, regarding the compensation earned by the Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers based on salary, bonus, or commission earned during 2010 (“Named Executive Officers”).

				Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Total
Robert A. Frist, Jr.	2010	$223,333	$80,500	$—	$—	$303,833
Chief Executive Officer, President	2009	208,333	73,500	—	10,000	291,833
	2008	205,000	—	—	10,000	215,000

Arthur E. Newman	2010	215,000	76,125	35,400	—	326,525
Executive Vice President	2009	208,335	73,500	20,800	16,389	319,024
	2008	204,170	—	50,560	30,190	284,920

J. Edward Pearson	2010	220,000	77,875	35,400	—	333,275
Senior Vice President	2009	213,333	75,250	20,800	—	309,383
	2008	209,167	—	50,560	—	259,727

Gerard M. Hayden, Jr. (4)	2010	210,000	74,375	35,400	—	319,775
Senior Vice President	2009	203,333	71,750	15,600	—	290,683
and Chief Financial Officer	2008	124,359	—	134,250	7,000	265,609

Michael Sousa (5)	2010	183,335	18,500	88,500	106,620	396,955
Senior Vice President	2009	165,008	—	10,400	104,280	279,688
	2008	164,591	—	18,960	139,568	323,118

(1)	Bonuses reflect amounts earned during the relevant fiscal year.

(2)	Represents the aggregate fair value computed in accordance with FASB guidance for stock based compensation. For significant assumptions with regard to such valuation, see Note 12 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 23, 2011.

(3)	Other compensation includes the reimbursement of life insurance premiums for Mr. Frist, and the reimbursement of expenses associated with commuting to Nashville, Tennessee as well as related gross up tax payments for Mr. Newman.

(4)	Mr. Hayden resigned as a director of the Company on April 22, 2008 and became Senior Vice President and Chief Financial Officer on May 19, 2008. All other compensation in the table above represents compensation for his service as a director of the Company.

(5)	Other compensation for Mr. Sousa includes sales commissions.

Grants of Plan-Based Awards — Fiscal Year 2010
     The following table provides information related to options granted to the Named Executive Officers during the 2010 fiscal year and the exercise price of the stock options. Grants are made in accordance with the 2000 Plan or the 2010 Plan, as applicable, which includes grants made at fair market value on the date of grant, vesting in four installments beginning on the first anniversary of the grant date, and eight year terms. The aggregate grant date fair value of such annual option grants have ranged from one-fifth to one-fourth of the Named Executive Officer’s total compensation. We have not issued restricted stock, SARs or other equity-based awards to our executive officers. We have not modified or repriced outstanding options.

					All Other Option
		Estimated Future Payments Under Non-Equity			Awards: Number of	Exercise or Base	Grant Date Fair
	Grant	Incentive Plan Awards (1)			Securities	Price of Option	Value of Option
Name	Date	Threshold	Target	Maximum	Underlying Options	Award	Awards(2)
Robert A. Frist, Jr.	—	$—	$7,697	$80,500	—	$—	$—
Arthur E. Newman	2/11/2010	—	7,279	76,125	20,000	3.58	35,400
J. Edward Pearson	2/11/2010	—	7,446	77,875	20,000	3.58	35,400
Gerard M. Hayden, Jr.	2/11/2010	—	7,112	74,375	20,000	3.58	35,400
Michael Sousa	2/11/2010	—	1,769	18,500	50,000	3.58	88,500

(1)	Represents the target and maximum bonus levels that could have been earned under the company’s incremental operating income incentive plan for fiscal year 2010. The plan is described under “Compensation Discussion and Analysis — Cash Bonuses.” Actual bonuses for fiscal year 2010 were earned at the maximum level and were paid during February 2011.

(2)	Represents the aggregate fair value computed in accordance with FASB guidance for stock based compensation. For significant assumptions with regard to such valuation, see Note 12 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 23, 2011.

Outstanding Equity Awards at Fiscal Year End
     The following table provides information related to options held by the Named Executive Officers that were outstanding at the end of fiscal year 2010. We have not issued SARs or warrants to our executive officers.

	Number of
	Securities
	Underlying	Number of Securities
	Unexercised	Underlying
	Options-	Unexercised Options-	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price(1)	Date(2)
Robert A. Frist, Jr.	50,000	—	$2.69	2/19/2012
	56,000	—	$3.18	2/25/2013

Arthur E. Newman	50,000	—	$1.32	4/16/2011
	40,000	—	$2.69	2/19/2012
	32,000	—	$3.18	2/25/2013
	36,000	—	$2.75	2/9/2014
	25,500	8,500	$3.75	3/7/2015
	9,600	22,400	$2.80	4/4/2016
	2,000	18,000	$2.01	2/12/2017
	—	20,000	$3.58	2/11/2018

J. Edward Pearson	125,000	—	$3.39	6/14/2014
	25,500	8,500	$3.75	3/7/2015
	9,600	22,400	$2.80	4/4/2016
	2,000	18,000	$2.01	2/12/2017
	—	20,000	$3.58	2/11/2018

Gerard M. Hayden, Jr.	3,750	—	$3.21	9/11/2016
	6,000	—	$3.53	5/24/2017
	22,500	52,500	$3.15	5/19/2016
	1,500	13,500	$2.01	2/12/2017
	—	20,000	$3.58	2/11/2018

Michael Sousa	35,000	—	$2.03	11/1/2012
	5,000	—	$3.18	2/25/2013
	20,000	—	$2.75	2/9/2014
	12,000	4,000	$3.75	3/7/2015
	3,600	8,400	$2.80	4/4/2016
	1,000	9,000	$2.01	2/12/2017
	—	50,000	$3.58	2/11/2018

(1)	The exercise price is the closing price of our common stock on NASDAQ on the date of grant.

(2)	Options generally vest over four years and expire eight years from the date of grant.
Options Exercised During 2010
     There were no options exercised by our Named Executive Officers during the 2010 fiscal year.
Potential Payments Upon Termination or Change-in-Control
     As of December 31, 2010, we maintained only one employment agreement, with Robert A. Frist, Jr., our Chief Executive Officer. The term of the agreement automatically extends for successive one year periods unless either party provides 90 days advance notice of their intent not to further extend the then current employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is entitled to severance benefits if we terminate him without cause; if he resigns for good reason after a change-in-control; if he resigns upon the occurrence of a material change in the terms of his employment; or if he resigns upon the occurrence of a material breach of the agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent recommended salary by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change-in-control, all options, shares and other benefits will fully vest immediately. If Mr. Frist is terminated for cause, or because of his death, disability, or voluntary resignation without good reason, he would not be entitled to any compensation or benefits beyond his effective termination date, other than benefits provided through statutory requirements.
     Under the terms of the 2000 Plan and the 2010 Plan, any outstanding stock options will become fully vested and exercisable upon a change-in-control. Further, the 2000 Plan and the 2010 Plan also provide for cash payments based on the difference between the change-in-control price per share of common stock and the per share exercise price of each outstanding option, multiplied by the number of shares of common stock that would be issued if such option were exercised upon a change-in-control. Under the terms of the 2000 Plan and the 2010 Plan, the change-in-control price is to be based on the highest price paid per share for any transaction reported on NASDAQ at any time during the 60 day period immediately preceding the occurrence of the change-in-control.
The following table shows the potential payments described above for our Named Executive Officers:

	Termination without
	cause, resignation		Involuntary
	for good reason, or		termination for
	resignation for		cause or
	good reason after a		resignation without
Name	change-in-control	Change-in-control	good reason	Retirement	Death or disability
Robert A. Frist, Jr.	$345,000	$—	$—	$—	$—
Cash severance(1) Accelerated vesting of stock option awards(2)	—	608,560	—	—	—

Arthur E. Newman Accelerated vesting of stock option awards(2)	—	1,591,150	—	—	—

J. Edward Pearson Accelerated vesting of stock option awards(2)	—	1,254,740	—	—	—

Gerard M. Hayden, Jr. Accelerated vesting of stock option awards(2)	—	669,410	—	—	—

Michael Sousa Accelerated vesting of stock option awards(2)	—	851,470	—	—	—

(1)	Based on the employment agreement described above, based on Mr. Frist’s salary as of December 31, 2010.

(2)	Based on the highest price paid for our stock reported on NASDAQ in the 60 day period prior to December 31, 2010 of $8.69 per share, less the exercise price of any outstanding in-the-money stock options, multiplied by the total of the respective outstanding in-the-money stock options.
Director Compensation
     Cash Compensation of Directors. We pay each member of the Board, who is not an officer or employee of the Company, $1,000 for each Board meeting personally attended or attended via teleconference. In addition, we pay non-employee directors $500 for each committee meeting personally or telephonically attended and pay committee chairpersons $1,000 for each committee meeting attended. Effective during 2010, we began paying each director an annual retainer of $2,000 in addition to the amounts for participating in meetings.

     Equity Compensation of Directors. During 2010, we granted 15,000 options to each non-employee director of the Company, except for Dr. Harris and Ms. Tate, who were granted 11,250 options based on a pro-rata period of service on the Board for the year compared to the other non-employee directors. The options vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date and had an exercise price equal to the fair market value of our common stock on the date of grant pursuant to the provisions of the 2010 Plan as discussed below. For 2011, we anticipate granting 15,000 options to each non-employee director of the Company. These options will vest annually, in three equal increments as of the first, second and third anniversaries of the grant date.
     Employee directors are not eligible for any compensation for service on the Board or its committees.
The following table summarizes the compensation for the Company’s non-employee directors during 2010.

	Fees Earned or	Option
Name	Paid in Cash ($)	Awards ($) (1) (2)	Total ($)
James F. Daniell, M.D.	$4,500	$—	$4,500
Thompson S. Dent	15,000	40,050	55,050
Frank Gordon	14,000	40,050	54,050
C. Martin Harris, M.D.	5,500	38,025	43,525
Jeffrey L. McLaren	15,500	40,050	55,550
Dale Polley	20,000	40,050	60,050
Linda Rebrovick	17,000	40,050	57,050
Michael Shmerling	17,500	40,050	57,550
William W. Stead, M.D.	14,000	40,050	54,050
Deborah Taylor Tate	6,500	38,025	44,525

(1)	Represents the aggregate fair value computed in accordance with FASB guidance for stock based compensation. For significant assumptions with regard to such valuation, see Note 12 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 23, 2011.

(2)	The aggregate number of option awards outstanding held by directors at fiscal year-end 2010 was as follows:

	Option Awards		Option Awards
Name	Outstanding	Name	Outstanding
Thompson S. Dent	72,000	Linda Rebrovick	67,000
Frank Gordon	67,000	Michael Shmerling	37,000
C. Martin Harris, M.D.	11,250	William W. Stead, M.D.	72,000
Jeffrey L. McLaren	67,000	Deborah Taylor Tate	11,250
Dale Polley	40,750
Executive Officers of the Company
The following is a brief summary of the business experience of each of the executive officers of the Company. Officers of the Company are elected by the Board of Directors and serve at the pleasure of the Board of Directors. The following table sets forth certain information regarding the executive officers of the Company:

Name	Age	Position
Robert A. Frist, Jr.	43	Chief Executive Officer, President and Chairman of the Board of Directors
Jeffrey S. Doster	46	Senior Vice President and Chief Technology Officer
Gerard M. Hayden, Jr.	56	Senior Vice President and Chief Financial Officer
Arthur E. Newman	62	Executive Vice President
J. Edward Pearson	48	Senior Vice President and President of HealthStream Research™
Kevin P. O’Hara	41	Senior Vice President, General Counsel, and Secretary
Michael Sousa	42	Senior Vice President

Robert A. Frist, Jr., one of our co-founders, has served as our chief executive officer and chairman of the board of directors since 1990 and president since 2001. Mr. Frist is the company’s chief operating decision maker, and has primary responsibility and oversight of HealthStream Learning. He graduated with a Bachelor of Science in business with concentrations in finance, economics and marketing from Trinity University.
Jeffrey S. Doster joined the Company in May 2008 as senior vice president and chief technology officer. From November 2006 to May 2008, he served as principal at The Altus Group LLC, a business consulting company. From March 2005 to October 2006, he served as senior vice president and chief technology officer at The Shop at Home Network, LLC, a television shopping company. From October 2000 to April 2004, he served as senior vice president of information technology at New Roads, Inc., a provider of fulfillment and other services to retailers. He earned undergraduate degrees in both Economics and Business Administration from Towson University, as well as a Master of Business Administration from Loyola College, in Maryland.
Gerard M. Hayden, Jr. joined the Company as senior vice president and chief financial officer in May 2008. From April 2007 to May 2008, he served as executive vice president and chief financial officer of MedAvant Healthcare Solutions, a healthcare transaction processing company. From January 2005 to April 2007, he was a consultant for various healthcare, technology and other business ventures. From November 2001 to January 2005, he served as chief financial officer for Private Business, Inc., a company offering marketing and software solutions to regional and community banks in the United States. He earned a Bachelor of Arts from the University of Notre Dame and a Master of Science from Northeastern University. Mr. Hayden served on the Company’s Board of Directors and was a member of the Audit Committee from September 2006 to May 2008.
Arthur E. Newman joined the Company in January 2000, and is currently our Executive Vice President. Previously he served as our chief financial officer and senior vice president from January 2000 to March 2006. He holds a Bachelor of Science in chemistry from the University of Miami and a Master of Business Administration from Rutgers University.
J. Edward Pearson joined the company in June 2006 as senior vice president, responsible for our survey and research business and was named president of HealthStream Research™ during 2007. From June 2003 to June 2006, he served as president and chief executive officer of DigiScript, an Internet-based training and communication solutions provider for the life sciences industry. He earned a Bachelor of Business Administration in accounting from Middle Tennessee State University.
Kevin P. O’Hara joined the company in January 2002, and was promoted to senior vice president and general counsel in February 2007. He assumed compliance officer responsibilities during August 2007. He previously served as vice president for the company. He earned a Bachelor of Arts degree and a J.D. from Vanderbilt University.
Michael Sousa joined the company in October 2004, and was promoted to senior vice president in January 2010. He previously served as vice president for the Company, with responsibilities for our strategic accounts program within HealthStream Learning. He earned a Bachelor of Science degree from Boston College and a Master of Business Administration from Boston University.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2011 (unless otherwise noted), for:
•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.
           The percentages of shares outstanding provided in the table are based on 21,931,535 shares outstanding as of March 31, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

Name	Number of Shares		Percent
Robert A. Frist, Jr.	5,945,340	(1)	27.1%
T. Rowe Price Associates, Inc.	1,772,673	(2)	8.1%
Arthur E. Newman	344,700	(3)	1.6%
Frank Gordon	292,886	(4)	1.3%
J. Edward Pearson	220,600	(5)	1.0%
Michael Shmerling	145,637	(6)	*
Kevin P. O’Hara	140,200	(7)	*
Jeffrey L. McLaren	139,467	(8)	*
Michael Sousa	93,925	(9)	*
Thompson S. Dent	86,394	(10)	*
Linda Rebrovick	72,000	(11)	*
Gerard M. Hayden, Jr.	65,250	(12)	*
William W. Stead	60,700	(13)	*
Jeffrey S. Doster	51,500	(14)	*
Dale Polley	31,750	(15)	*
C. Martin Harris, M.D.	—		*
Deborah Taylor Tate	—		*
All directors and executive officers as a group (16 persons)	7,690,349	(16)	35.1%

*	Less than one percent.

(1)	Includes 106,000 shares issuable upon exercise of options.

(2)	100 East Pratt Street, Baltimore, Maryland 21202-1009. Based upon information set forth in Schedule 13G filed with the SEC on February 9, 2011 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (“New Horizons”), these shares are held by various individual and institutional investors for which Price Associates and New Horizons serve as investment advisor with power to direct investments and/or sole power to vote the shares. Price Associates and New Horizons disclaim beneficial ownership of these shares except to the extent of their pecuniary interest in those shares.

(3)	Includes 169,200 shares issuable upon exercise of options.

(4)	136,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. Also includes 52,000 shares issuable upon exercise of options.

(5)	Includes 186,200 shares issuable upon exercise of options.

(6)	Includes 22,000 shares issuable upon exercise of options.

(7)	Includes 125,200 shares issuable upon exercise of options.

(8)	Includes 52,000 shares issuable upon exercise of options.

(9)	Includes 91,200 shares issuable upon exercise of options.

(10)	Includes 57,000 shares issuable upon exercise of options.

(11)	Includes 52,000 shares issuable upon exercise of options.

(12)	Includes 61,250 shares issuable upon exercise of options.

(13)	Includes 52,000 shares issuable upon exercise of options.

(14)	Includes 51,500 shares issuable upon exercise of options.

(15)	Includes 25,750 shares issuable upon exercise of options.

(16)	Includes 1,103,300 shares issuable upon exercise of options.
Section 16(a) Beneficial Ownership Reporting Compliance
     We believe that during the 2010 fiscal year, all SEC filings of directors, officers and greater than ten-percent shareholders complied with the requirements of Section 16(a) of the Securities Exchange Act, except as follows, (1) Arthur E. Newman who failed to timely file one Form 4 reporting a grant of stock options, (2) J. Edward Pearson who failed to timely file one Form 4 reporting a grant of stock options, (3) Gerard M. Hayden, Jr. who failed to timely file one Form 4 reporting a grant of stock options, (4) Jeffrey S. Doster who failed to timely file one Form 4 reporting a grant of stock options, (5) Kevin P. O’Hara who failed to timely file one Form 4 reporting a grant of stock options, and (6) Michael Sousa who failed to timely file one Form 4 reporting a grant of stock options. This belief is based on our review of forms filed or written representations that no forms were required.

GENERAL INFORMATION
Important Notice Regarding Delivery of Shareholder Documents
     The rules of the SEC allow the Company to send a single copy of the Proxy Statement and Annual Report to Shareholders to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family, unless the Company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce the Company’s expenses. The rule applies to the Company’s annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.
     If your shares are registered in your own name and you would like to receive your own set of the Company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the Company’s annual disclosure documents, please contact the Company’s Secretary by calling (800) 845-1579 or writing to the Company at HealthStream, Inc., Investor Relations Department, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The Company will deliver within 30 days upon oral or written request a separate copy of the Proxy Statement or Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.
Annual Report
     Our 2010 Annual Report to Shareholders is being included as an enclosure with this proxy statement. The Annual Report is not part of the proxy solicitation materials.
Additional Information
     A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, excluding certain of the exhibits thereto, may be obtained by visiting our website at www.healthstream.com or may be obtained without charge by writing to HealthStream, Inc., Investor Relations Department, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or by making an oral request by calling (615) 301-3237. We will furnish any exhibits to our Annual Report on Form 10-K upon the payment of fees equal to our reasonable expenses in furnishing such exhibits. The Company’s Annual Report on Form 10-K and various other filings also may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com or www.sec.gov.
Nashville, Tennessee
April 28, 2011

Appendix A
Restated Audit Committee Charter
See Attached.

RESTATED CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF HEALTHSTREAM, INC.
I. AUDIT COMMITTEE PURPOSE
The Audit Committee (the “Committee”) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:
•	Oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements.

•	Oversee the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Oversee the independence and performance of the Company’s independent registered public accounting firm.

•	Provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.
The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent registered public accounting firm as well as anyone in the organization. The Committee has the ability to retain independent legal, accounting, or other advisors as it deems necessary or appropriate in the performance of its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent registered public accounting firm for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Committee and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
The Committee’s oversight responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles and that the independent registered public accounting firm are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company’s financial management, as well as its independent registered public accounting firm, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its duties and responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company’s financial statements are true and complete or are in accordance with generally accepted accounting principles.
II. AUDIT COMMITTEE COMPOSITION AND MEETINGS
The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Each member of the Committee must also meet the other qualification standards set by federal and state legislation and regulation and the applicable listing standards of The Nasdaq Stock Market, Inc. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission.
The Committee shall meet at least four times annually, or more frequently as circumstances require, including teleconferences when appropriate. The Committee Chair shall prepare and/or approve an agenda for each meeting. A majority of the Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at the meeting; provided that the Committee may form and delegate authority to subcommittees or members when appropriate. The Committee shall meet privately in executive session at least annually with management, the independent registered public accounting firm and as a committee to discuss any matters that the Committee or each of these groups believes should be discussed. In addition, the Committee shall communicate with management and the independent registered public accounting firm quarterly to review the Company’s financial statements and significant findings based upon the registered public accounting firm’s limited review procedures.
III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES
The following functions shall be the common recurring activities of the Committee in carrying out its oversight duties and responsibilities. The Committee may undertake additional duties and responsibilities as the Board or the Committee deems appropriate given the circumstances.
Document/Reports Review Procedures
1.	The Committee shall review and assess the adequacy of this Charter at least annually, submit the Charter to the Board of Directors for approval and have the document published in accordance with SEC regulations or applicable listing standards.

2.	The Committee shall review and discuss with the Company’s management and independent registered public accounting firm, the Company’s annual audited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements. Additionally, based on such review, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K. The discussion of financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements or results, and the discussion of the related disclosure, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” shall occur prior to the filing of the Form 10-K.

3.	The Committee shall review with management and the independent registered public accounting firm, the Company’s quarterly financial results and quarterly unaudited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Company’s selection, application and disclosure of critical accounting policies and practices used in such financial statements. The discussion of financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements or results, and the discussion of the related disclosure, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” shall occur prior to the filing of the Form
10-Q.

4.	Discuss with management and the independent registered public accounting firm policies with respect to risk assessment and risk management and the quality and adequacy of the Company’s processes and controls that could materially affect the Company’s financial statements and financial reporting. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent registered public accounting firm together with management’s responses.

5.	Discuss with management the Company’s earnings press release, including the use of “pro forma” or “adjusted” non-generally accepted accounting principles (“GAAP”) information, as well as financial information and earnings guidance provided to analysts.

6.	Discuss with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements and any material changes to GAAP, SEC and other accounting standards that will impact or could impact the financial reports under review.

7.	Discuss with the independent registered public accounting firm any significant changes to the Company’s accounting principles and any items required to be communicated by the independent registered public accounting firm in accordance with SAS 61 and SAS 90, as such standards may be modified or supplemented.

8.	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.
Independent Registered Public Accounting Firm
9.	The independent registered public accounting firm is accountable to the Committee and the Board of Directors and shall report directly to the Committee. The Committee shall review the independence and performance of the registered public accounting firm annually. In addition, the Committee shall:
•	oversee the work of the independent registered public accounting firm and review the independent registered public accounting firm’s audit plan including scope, staffing, locations, reliance upon management and general audit approval;

•	resolve disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	establish hiring policies for employees or former employees of the independent registered public accounting firm;

•	pre-approve all auditing services to be provided by the independent registered public accounting firm;

•	pre-approve all non-auditing services, including tax services, to be provided by the independent registered public accounting firm, subject to such exceptions as may be determined by the Committee to be appropriate and consistent with federal and regulatory provisions;

•	receive reports from the independent registered public accounting firm regarding critical accounting policies and practices, alternative treatments of financial information and generally accepted accounting principles, and such other information as may be required by federal and regulatory provisions;

•	receive from the independent registered public accounting firm annually a formal written statement delineating all relationships between the independent registered public accounting firm and the Company that may impact the objectivity and independence of the independent registered public accounting firm;

•	discuss with the independent registered public accounting firm in an active dialogue any such disclosed relationships or services and their impact on the independent registered public accounting firm’s objectivity and independence;

•	review, evaluate and ensure the rotation of the lead partner of the independent registered public accounting firm; and

•	obtain and review a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review of the independent registered public accounting firm, or any material inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm and (c) any steps taken to deal with any such issues.
10.	The Committee shall have the ultimate authority and responsibility to select (subject, if sought, to shareholder ratification), determine the compensation of, oversee the work of, and where appropriate, terminate and replace the independent registered public accounting firm.
Legal Compliance
11.	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.
Other Audit Committee Responsibilities
12.	Review and approve all related-party transactions involving Covered Persons as defined in the Company’s Code of Ethics.

13.	Monitor, oversee and review compliance with the provisions of the Company’s Code of Ethics that relate to accounting disclosures and regulations of the Securities and Exchange Commission (“SEC”) or The Nasdaq Stock Market, Inc. (“Nasdaq”).

14.	Serve as the initial reviewing body for allegations of violations of the Code of Ethics or requests for waivers of the provisions of the Code of Ethics by a director or executive officer of the Company that relate to accounting disclosures and regulations of the SEC or Nasdaq.

15.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

16.	At least annually review the Company’s director and officer insurance provisions.

17.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

18.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

19.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and of the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 25th, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/HSTM • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —	The Board of Directors recommends a vote “FOR” the election of each of the nominees for director listed in Proposal 1 below and “FOR” Proposal 2.

1.	To elect the three nominees as Class II directors to the Board of Directors until the 2014 Annual Meeting of Shareholders, to elect one nominee as Class III director to the Board of Directors until the 2012 Annual Meeting of Shareholders and to elect one nominee as Class I director to the Board of Directors until the 2013 Annual Meeting of Shareholders and until their respective successors are elected and qualified:	01 - Jeffrey L. McLaren - Class II 03 - Michael Shmerling - Class II 05 - Deborah Taylor Tate - Class I	02 - Linda Rebrovick - Class II 04 - C. Martin Harris, M.D. - Class III	+

			01	02	03	04	05

☐ Mark here to vote FOR all nominees	☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐

☐ Mark here to WITHHOLD vote from all nominees

		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐	3.	To vote in accordance with their best judgment with respect to any other matters which may properly come before the meeting or any adjournment or adjournments thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
This Proxy should be marked, dated, and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of shareholders.
The material name(s), is/are available at:
www.edocumentview.com/HSTM
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — HealthStream, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF HEALTHSTREAM, INC.
The undersigned shareholder(s) of HealthStream, Inc., a Tennessee corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 28, 2011, and hereby appoints Robert A. Frist, Jr. and Gerard M. Hayden, Jr., and each of them, proxies and attorneys in fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Shareholders of HealthStream, Inc. to be held on Thursday, May 26, 2011 at 2:00 p.m. Central Daylight Time, at 209 10th Avenue, South, Suite 450, Nashville, Tennessee 37203, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth herein.
This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted FOR the proposals set forth herein and as the proxies deem advisable on such other matters as may come before the meeting.
PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.
(Items to be voted appear on reverse side.)